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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           Cycomm International, Inc.
       ------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, No Par Value
       ------------------------------------------------------------------
                         (Title of Class of Securities)

                                    232558208
                        --------------------------------
                                 (CUSIP Number)

                                December 31, 2002
              ----------------------------------------------------
              Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[x]  Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 11

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---------------------                                     ----------------------

Cusip No. 232558208                    13G                  Page 2 of 11 Pages
---------------------                                     ----------------------

--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name RAB Europe Fund Limited
--------------------------------------------------------------------------------

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [X]
                                                             (b)  [_]
--------------------------------------------------------------------------------

   3.   SEC USE ONLY

--------------------------------------------------------------------------------

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             Cayman Islands
--------------------------------------------------------------------------------

                       5. SOLE VOTING POWER
                             0
          NUMBER OF    ---------------------------------------------------------
           SHARES
        BENEFICIALLY   6. SHARED VOTING POWER
          OWNED BY        6,400,000 shares of Common Stock.
            EACH       ---------------------------------------------------------
          REPORTING
           PERSON      7. SOLE DISPOSITIVE POWER
            WITH             0
                       ---------------------------------------------------------

                       8. SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        See Row 6 above.
--------------------------------------------------------------------------------

   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                  [_]
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        Approximately 7.5% as of the date of filing this statement. (Based on 85,283,504 shares of Common Stock issued and outstanding as of
        November 8, 2002.)
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON*
             CO
--------------------------------------------------------------------------------

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-------------------------                               ------------------------

Cusip No. 232558208                   13G                  Page 3 of 11 Pages
-------------------------                               ------------------------


--------------------------------------------------------------------------------

 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Name RAB Europe Partners LP
--------------------------------------------------------------------------------

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [X]
                                                          (b) [_]
--------------------------------------------------------------------------------

 3.  SEC USE ONLY

--------------------------------------------------------------------------------

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
            U.S.A.
--------------------------------------------------------------------------------

                    5. SOLE VOTING POWER
                            0
       NUMBER OF    ------------------------------------------------------------
        SHARES
     BENEFICIALLY   6. SHARED VOTING POWER
       OWNED BY        6,400,000 shares of Common Stock.
         EACH       ------------------------------------------------------------
       REPORTING
        PERSON      7. SOLE DISPOSITIVE POWER
         WITH               0
                    ------------------------------------------------------------

                    8. SHARED DISPOSITIVE POWER
                       See Row 6 above.
--------------------------------------------------------------------------------

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Row 6 above.
--------------------------------------------------------------------------------

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                    [_]
--------------------------------------------------------------------------------

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     Approximately 7.5% as of the date of filing this statement. (Based on 85,283,504 shares of Common Stock issued and outstanding as of
     November 8, 2002.)
--------------------------------------------------------------------------------

 12. TYPE OF REPORTING PERSON*
           PN
--------------------------------------------------------------------------------

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-------------------------                               ------------------------

Cusip No. 232558208                   13G                  Page 4 of 11 Pages
-------------------------                               ------------------------

--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name RAB Partners Limited
--------------------------------------------------------------------------------

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)   [X]
                                                             (b)   [_]
--------------------------------------------------------------------------------

   3.   SEC USE ONLY

--------------------------------------------------------------------------------

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
                 Cayman Islands
--------------------------------------------------------------------------------

                      5.  SOLE VOTING POWER
                                0
          NUMBER OF   ----------------------------------------------------------
           SHARES
        BENEFICIALLY  6.  SHARED VOTING POWER
          OWNED BY        6,400,000 shares of Common Stock.
            EACH      ----------------------------------------------------------
          REPORTING
           PERSON     7.  SOLE DISPOSITIVE POWER
            WITH                0
                      ----------------------------------------------------------

                      8.  SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        See Row 6 above.
--------------------------------------------------------------------------------

   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                [_]
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        Approximately 7.5% as of the date of filing this statement. (Based on 85,283,504 shares of Common Stock issued and outstanding as of
        November 8, 2002.)
--------------------------------------------------------------------------------

  12.  TYPE OF REPORTING PERSON*
                 CO
--------------------------------------------------------------------------------

-------------------------                               ------------------------

Cusip No. 232558208                   13G                  Page 5 of 11 Pages
-------------------------                               ------------------------

--------------------------------------------------------------------------------

   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Name RAB Capital Limited
--------------------------------------------------------------------------------

   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)   [X]
                                                             (b)   [_]
--------------------------------------------------------------------------------

   3.   SEC USE ONLY

--------------------------------------------------------------------------------

   4.   CITIZENSHIP OR PLACE OF ORGANIZATION
                 United Kingdom
--------------------------------------------------------------------------------

                       5. SOLE VOTING POWER
                               0
          NUMBER OF    ---------------------------------------------------------
           SHARES
        BENEFICIALLY   6. SHARED VOTING POWER
          OWNED BY        6,400,000 shares of Common Stock.
            EACH       ---------------------------------------------------------
          REPORTING
           PERSON      7. SOLE DISPOSITIVE POWER
            WITH               0
                       ---------------------------------------------------------

                       8. SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------

   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        See Row 6 above.
--------------------------------------------------------------------------------

   10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                [_]
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        Approximately 7.5% as of the date of filing this statement. (Based on 85,283,504 shares of Common Stock issued and outstanding as of
        November 8, 2002.)
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON*
                 CO
--------------------------------------------------------------------------------

----------------------                                  ------------------------
 Cusip No. 232558208                   13G                 Page 6 of 11 Pages
----------------------                                  ------------------------

--------------------------------------------------------------------------------

 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Name William Philip Richards
--------------------------------------------------------------------------------

 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [X]
                                                                 (b)  [_]
--------------------------------------------------------------------------------

 3.  SEC USE ONLY

--------------------------------------------------------------------------------

 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
           United Kingdom
--------------------------------------------------------------------------------

                     5. SOLE VOTING POWER
                            0
       NUMBER OF     -----------------------------------------------------------
        SHARES
     BENEFICIALLY    6. SHARED VOTING POWER
       OWNED BY         6,400,000 shares of Common Stock.
         EACH        -----------------------------------------------------------
       REPORTING
        PERSON       7. SOLE DISPOSITIVE POWER
         WITH               0
                     -----------------------------------------------------------

                     8. SHARED DISPOSITIVE POWER
                        See Row 6 above.
--------------------------------------------------------------------------------

 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     See Row 6 above.
--------------------------------------------------------------------------------

 10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                                        [_]
--------------------------------------------------------------------------------

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     Approximately 7.5% as of the date of filing this statement. (Based on 85,283,504 shares of Common Stock issued and outstanding as of November 8, 2002.)
-------------------------------------------------------------------------------

 12. TYPE OF REPORTING PERSON*
           IN
-------------------------------------------------------------------------------

-------------------------                               ------------------------

Cusip No. 232558208                   13G                  Page 7 of 11 Pages
-------------------------                               ------------------------

--------------------------------------------------------------------------------

   1.  NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Name Michael Alen-Buckley
--------------------------------------------------------------------------------

   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [X]
                                                           (b)  [_]
--------------------------------------------------------------------------------

   3.  SEC USE ONLY

--------------------------------------------------------------------------------

   4.  CITIZENSHIP OR PLACE OF ORGANIZATION
            United Kingdom
--------------------------------------------------------------------------------

                      5.  SOLE VOTING POWER
                                0
         NUMBER OF    ----------------------------------------------------------
          SHARES
       BENEFICIALLY   6.  SHARED VOTING POWER
         OWNED BY         6,400,000 shares of Common Stock.
           EACH       ----------------------------------------------------------
         REPORTING
          PERSON      7.  SOLE DISPOSITIVE POWER
           WITH                 0
                      ----------------------------------------------------------

                      8.  SHARED DISPOSITIVE POWER
                          See Row 6 above.
--------------------------------------------------------------------------------

   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       See Row 6 above.
--------------------------------------------------------------------------------

   10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES                                           [_]
--------------------------------------------------------------------------------

   11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       Approximately 7.5% as of the date of filing this statement. (Based on 85,283,504 shares of Common Stock issued and outstanding as of
       November 8, 2002.)
--------------------------------------------------------------------------------

   12. TYPE OF REPORTING PERSON*
            IN
--------------------------------------------------------------------------------

-------------------------                               ------------------------

Cusip No. 232558208                   13G                  Page 8 of 11 Pages
-------------------------                               ------------------------

Item  1(a)        Name of Issuer:   Cycomm International, Inc.

Item  1(b)        Address of Issuer's Principal Executive Offices:

                  1420 Springhill Road, Suite 420
                  McLean, Virginia 22102

Item  2(a)        Name of Person Filing
Item  2(b)        Address of Principal Business Office
Item  2(c)        Citizenship

                  RAB Europe Fund Limited
                  P.O. Box 265 GT
                  Walker House
                  Mary Street
                  George Town, Grand Cayman
                  Cayman Islands company

                  RAB Europe Partners LP
                  c/o RAB Capital Limited
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  Delaware limited partnership

                  RAB Partners Limited
                  P.O. Box 265 GT
                  Walker House
                  Mary Street
                  George Town, Grand Cayman
                  Cayman Islands company

                  RAB Capital Limited
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  United Kingdom company

                  William Philip Richards
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  United Kingdom citizen

                  Michael Alen-Buckley
                  No. 1 Adam Street
                  London W2CN 6LE
                  United Kingdom
                  United Kingdom citizen

Item  2(d)        Title of Class of Securities:

                  Common Stock, No Par Value

Item  2(e)        CUSIP Number: 232558208

-------------------------                               ------------------------

Cusip No. 232558208                   13G                  Page 9 of 11 Pages
-------------------------                               ------------------------

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

              (a)  [_]  Broker or dealer registered under Section 15 of the
                        Exchange Act;

              (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

              (c)  [_]  Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act;

              (d)  [_]  Investment company registered under Section 8 of the
                        Investment Company Act;

              (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)
                        (1)(ii)(E);

              (f)  [_]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

              (g)  [_]  A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

              (h)  [_]  A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

              (i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

              (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

              If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item  4       Ownership:

              RAB Europe Fund Limited
              RAB Europe Partners LP
              RAB Partners Limited
              RAB Capital Limited
              William Philip Richards
              Michael Alen-Buckley

      (a)     Amount beneficially owned:

              6,400,000 shares of Common Stock.

      (b)     Percent of Class:

              Approximately 7.5% as of the date of filing this statement. (Based on 85,283,504 shares of Common Stock issued and outstanding as of November 8, 2002.)

      (c)     Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote: 0

              (ii) shared power to vote or to direct the vote: See item (a) above.

-------------------------                               ------------------------

Cusip No. 232558208                   13G                  Page 10 of 11 Pages
-------------------------                               ------------------------

              (iii) sole power to dispose or to direct the disposition of:  0

              (iv)  shared power to dispose or to direct the disposition of:
                    See item (a) above.

Item  5       Ownership of Five Percent or Less of a Class:
                       Not Applicable.

Item  6       Ownership of More than Five Percent on Behalf of Another Person:
                       Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                       Not Applicable.

Item  8       Identification and Classification of Members of the Group:
                       Not Applicable.

Item  9       Notice of Dissolution of Group:
                       Not Applicable.

Item  10      Certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------------                               ------------------------

Cusip No. 232558208                   13G                  Page 11 of 11 Pages
-------------------------                               ------------------------

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated this 11th day of February, 2003

RAB EUROPE FUND LIMITED                                       RAB EUROPE PARTNERS LP

By: RAB Capital Limited, its Investment Manager               By: RAB Partners Limited, its General Partner

     By: /s/ William Philip Richards                              By: /s/ William Philip Richards
         --------------------------                                  ---------------------------
         William Philip Richards,                                    William Philip Richards, Director
         Managing Director


RAB PARTNERS LIMITED                                          RAB CAPITAL LIMITED

By: /s/ William Philip Richards                               By: /s/ William Philip Richards
    ---------------------------                                   ---------------------------
    William Philip Richards, Director                             William Philip Richards, Managing Director


WILLIAM PHILIP RICHARDS                                       MICHAEL ALEN-BUCKLEY


/s/ William Philip Richards                                   /s/ Michael Alen-Buckley
---------------------------                                   ------------------------